EXHIBIT 10.2
TRANSITION SERVICES AGREEMENT
by and between
BENTLEY PHARMACEUTICALS, INC.
and
CPEX PHARMACEUTICALS, INC.
Dated as of June 13, 2008

TRANSITION SERVICES AGREEMENT
     THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of June 13, 2008, by and between Bentley Pharmaceuticals, Inc., a Delaware corporation (“Bentley”), and CPEX Pharmaceuticals, Inc., a Delaware corporation (“CPEX”), each a “Party” and together, the “Parties”.
R E C I T A L S:
     WHEREAS, the Board of Directors of Bentley has determined that it is appropriate, desirable and in the best interests of Bentley and its stockholders to separate Bentley into two separate, independent and publicly traded companies;
     WHEREAS, to effect this separation the Parties entered into that certain Separation and Distribution Agreement dated as of the date hereof, as amended or otherwise modified from time to time (the “Separation Agreement”);
     WHEREAS, prior to the Distribution Date (as hereinafter defined), the CPEX Business (as hereinafter defined) will have received various support services from Bentley and its Subsidiaries (as hereinafter defined), and the Bentley Business (as hereinafter defined) will have received various support services from CPEX and its Subsidiaries;
     WHEREAS, the Parties have agreed to enter into this Agreement in order for Bentley to assist CPEX, and for CPEX to assist Bentley, each for a period from and after the Distribution Date, by providing to CPEX and Bentley, respectively, certain services and support not otherwise specified in the Separation Agreement or any other Ancillary Agreement (as hereinafter defined).
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1. Definitions.
As used in this Agreement, the following capitalized terms shall have the following meanings:
     “Additional Service” shall have the meaning set forth in Section 2.7(b).
     “Affiliate” shall have the meaning set forth in the Separation Agreement.
     “Agreement” shall have the meaning set forth in the preamble hereof.
     “Agreement Dispute” shall have the meaning set forth in Section 12.
     “Ancillary Agreement” shall have the meaning set forth in the Separation Agreement.
     “Bentley” shall have the meaning set forth in the preamble hereof.

     “Bentley Business” shall have the meaning set forth in the Separation Agreement.
     “Bentley Group” shall have the meaning set forth in the Separation Agreement.
     “Bentley Project Manager” shall have the meaning set forth in Section 2.9.
     “Bentley Services” shall mean the enumerated services described on Schedule A attached hereto.
     “Business” shall mean the Bentley Business or the CPEX Business, as applicable.
     “Business Day” shall have the meaning set forth in the Separation Agreement.
     “Confidential Information” shall have the meaning set forth in the Separation Agreement.
     “Contract” shall have the meaning set forth in the Separation Agreement.
     “CPEX” shall have the meaning set forth in the preamble hereof.
     “CPEX Business” shall have the meaning set forth in the Separation Agreement.
     “CPEX Group” shall have the meaning set forth in the Separation Agreement.
     “CPEX Project Manager” shall have the meaning set forth in Section 2.9.
     “CPEX Services” shall mean the enumerated services described on Schedule B attached hereto.
     “Default Interest Rate” shall have the meaning set forth in Section 3.1(c).
     “Delaware Courts” shall have the meaning set forth in Section 15.16.
     “Distribution” shall have the meaning set forth in the Separation Agreement.
     “Distribution Date” shall have the meaning set forth in the Separation Agreement.
     “Due Date” shall have the meaning set forth in Section 3.1(b).
     “Fee” or “Fees” shall have the meaning set forth in Section 3.1(a).
     “Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

     “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.
     “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof.
     “Group” shall mean either the Bentley Group or the CPEX Group, as applicable.
     “Law” shall have the meaning set forth in the Separation Agreement.
     “Liabilities” shall mean any and all debts, liabilities, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto (including, without limitation, attorneys’ fees, interest, penalties and costs of investigation and preparation for defense).
     “Omitted Service” shall have the meaning set forth in Section 2.7(a).
     “Party” shall have the meaning set forth in the preamble hereof.
     “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
     “Reimbursement Amount” shall have the meaning set forth in Section 4.2.
     “Schedules” shall mean Schedule A and Schedule B attached hereto.
     “Separation Agreement” shall have the meaning set forth in the recitals hereto.
     “Service” shall mean any of the CPEX Services and the Bentley Services, as applicable.
     “Service Provider” shall mean Bentley with respect to the Bentley Services, and CPEX with respect to the CPEX Services.
     “Service Recipient” shall mean CPEX with respect to the Bentley Services, and Bentley with respect to the CPEX Services.

     “Services Group” shall mean any Services or group of Services identified on one of the Schedules for which Service or group of Services a single, separate Fee is specified on such Schedule.
     “Services Term” shall have the meaning set forth in Section 4.1.
     “Subsidiary” shall have the meaning set forth in the Separation Agreement.
2. Services.
     2.1 Scope of Services.
     (a) CPEX hereby retains Bentley to provide, and Bentley hereby agrees to provide, the Bentley Services to CPEX or any of its Subsidiaries, as designated by CPEX, during the relevant Services Term.
     (b) Bentley hereby retains CPEX to provide, and CPEX hereby agrees to provide, the CPEX Services to Bentley or any of its Subsidiaries, as designated by Bentley, during the relevant Services Term.
     (c) Notwithstanding anything to the contrary in this Agreement, (i) the Bentley Services shall be available to CPEX or any of its Subsidiaries only for the purposes of conducting the CPEX Business substantially in the same manner and places as it was conducted immediately prior to the Distribution Date; and (ii) the CPEX Services shall be available to Bentley or any of its Subsidiaries only for the purposes of conducting the Bentley Business substantially in the same manner and places as it was conducted immediately prior to the Distribution Date.
     2.2 Provision of Services. The Bentley Services may be directly provided by Bentley or may be provided through any of its Affiliates or subcontractors, and the CPEX Services may be directly provided by CPEX or may be provided through any of its Affiliates or subcontractors; provided, however, that the applicable Service Provider shall remain responsible, in accordance with this Services Agreement, for performance of any Service it causes to be so provided.
     2.3 No Assumption or Modification of Obligations. Nothing herein shall be deemed to (i) constitute the assumption by Service Provider or any of its Affiliates, or the agreement to assume, any duties, obligations or liabilities of Service Recipient or its Affiliates whatsoever; or (ii) alter, amend or otherwise modify any obligation of Bentley or CPEX under the Separation Agreement.
     2.4 Application of Resources. Unless otherwise expressly required under the terms of any relevant Schedule or the Separation Agreement, or otherwise agreed to by the Parties in writing, in providing the Services, Service Provider or its Affiliates shall not be obligated to: (i) expend funds and other resources beyond levels that would be customary and reasonable for any other nationally recognized service provider to perform services that are similar to the relevant Services; (ii) maintain the employment of any specific employee or subcontractor; (iii) purchase, lease or license any additional (measured as of the date hereof) equipment or materials (expressly excluding any renewal or extension of any leases or licenses required for Service Provider to perform the relevant Services during the relevant Services Term); (iv) pay any of Service Recipient’s costs related to its or any of its Affiliates’ receipt of the Services; (v) lend any funds to a Service Recipient or its Affiliates; or (vi) make any payments or disbursements on behalf of Service Recipient, except to the extent Service Recipient has previously delivered to Service Provider sufficient funds to make any such payment or disbursement.
     2.5 Performance of Services. Subject to the other terms (i) in this Agreement setting forth and circumscribing Service Provider’s performance obligations hereunder (including in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.7, 2.8 and 6), and (ii) in the relevant Schedules, each Service Provider shall perform, or cause the applicable members of its Group to perform, the Services required to be provided by it hereunder in a manner specifically described in the relevant Schedules, or, to the extent not so described in such Schedules, in a manner that is substantially the same in nature, accuracy, quality, completeness, timeliness, responsiveness and efficiency with how such relevant Services have been rendered to the CPEX Business by Bentley (or any of its Subsidiaries) prior to the Distribution Date, or to the Bentley Business by CPEX (or any of its Subsidiaries) prior to the Distribution Date, as the case may be. Notwithstanding the foregoing, it shall not be deemed to be a breach of this Agreement if the Service Provider fails to meet the standards required under this Section 2.5 because of the failure of the Service Recipient to cooperate with or provide information or services to the Service Provider as required under this Agreement.
     2.6 Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and agree that notwithstanding anything to the contrary herein, each Service Provider may make changes from time to time in the manner of performing the Services if such Service Provider is making similar changes in performing similar services for itself and/or its Subsidiaries; provided that Service Provider must provide Service Recipient with at least thirty (30) days prior written notice of such changes.
     2.7 Omitted Services; Additional Services; Extension of Services Terms.
     (a) Omitted Services. Within forty-five (45) days of the Distribution Date, if a Party identifies a service that the other Party (or a member of such other Party’s Group) previously provided to such first Party (or any of its Subsidiaries) prior to the Distribution Date, but such service was inadvertently omitted from inclusion in the Services to be received by such first Party under this Agreement (an “Omitted Service”), then, upon the prior written consent of the Party that would be Service Provider of such Omitted Service (which consent shall not be unreasonably conditioned, withheld or delayed), such Omitted Service shall be added and considered as part of the Services to be provided by such Service Provider. The Parties shall cooperate and act in good faith to reach agreement on the fees and other specific terms and conditions applicable to such Omitted Service, provided that if such Omitted Service is substantially similar to any other Service provided by Services Provider under this Agreement, such fees and other specific terms and conditions shall be substantially similar to the fees and other specific terms and conditions applicable to such other Services. Upon the Parties’ agreement on the fees and other specific terms and conditions applicable to an Omitted Service, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additions of supplements to the relevant Schedule, in order to describe such

Omitted Service and the agreement upon the related fees and other specific terms and conditions applicable thereto.
     (b) Additional Services; Extension of Services Terms. In the event that the Parties identify and agree upon (i) an additional service to be provided under this Agreement (other than an Omitted Service), as well as the related fees and other specific terms and conditions applicable thereto (an “Additional Service”), or (ii) an extension of any particular Service Term for any Services Group, as well as the related fees and other specific terms and conditions applicable thereto, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additions of supplements to the relevant Schedule, in order to describe such Additional Service or extension, and the agreed upon related fees and other specific terms and conditions applicable thereto. It is understood that the Service Provider has no obligation to provide Additional Services and may reject any request by any Service Recipient for Additional Services for any reason or for no reason.
     2.8 Impracticability. Subject to the provisions of Section 2.10, Service Provider shall not be required to provide any Service to the extent: (A) that the performance of the Services would (i) require Service Provider or any of its Affiliates to violate any applicable Laws (including any applicable codes or standards of conduct established any Governmental Entity with respect to their activities subject to the jurisdiction of such Governmental Entity) or any internal policy reasonably adopted in order to comply with any applicable Laws; (ii) result in the breach of any software license, lease, or other Contract; or (iii) require prior approval of a Governmental Entity (except to the extent such approval has already been obtained); or (B) provided under Section 15.20.
     2.9 Project Managers. Bentley shall designate to CPEX at least one individual to whom all of CPEX’s communications may be addressed with respect to the Bentley Services and who has authority to act for and bind Bentley in all aspects with respect to the Bentley Services (the “Bentley Project Manager”). CPEX shall designate to Bentley at least one individual to whom all of Bentley’s communications may be addressed with respect to the CPEX Services and who has authority to act for and bind CPEX in all aspects with respect to the CPEX Services (the “CPEX Project Manager”). The initial Bentley Project Manager designated by Bentley shall be Richard Lindsay and the initial CPEX Project Manager designated by CPEX shall be Robert Hebert.
     2.10 Cooperation. In the event that there is nonperformance of any Service as a result of (i) a Force Majeure event described in Section 15.19, or (ii) impracticability pursuant to Section 2.8, the Parties agree to work together in good faith to arrange for an alternative means by which the applicable Service Recipient may obtain, at its sole cost and expense, the Service so affected. The Parties and the members of their respective Groups shall cooperate with each other in connection with the performance of the Services, including producing on a timely basis all Contracts, documents and other information that is reasonably requested with respect to the performance of Services; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the Parties and the members of their respective Groups; and provided, further, however the Party requesting cooperation shall pay all reasonable out-of-pocket costs and expenses incurred by the Party or any members of its Group furnishing such requested cooperation, unless otherwise expressly provided in this Agreement or the Separation Agreement.
3. Pricing.
     3.1 Fees. In consideration of Services performed pursuant to this Agreement, the Parties shall pay the applicable fees (individually a “Fee” and collectively the “Fees”) as follows:
               (a) by Bentley to CPEX, a non-refundable fee, in the amount of $78,165 (seventy eight thousand, one hundred and sixty five dollars) to be paid on or prior to the Distribution Date, which amount shall be included in “cash and cash equivalents included in clause (ii)(a) of the definition of “CPEX Assets”; and
               (b) by CPEX to Bentley, the fee as specified in Schedule A, based upon the costs of the Bentley Services as consistent with the cost allocation methods used by Bentley immediately prior to the Distribution Date, which shall include a fair and reasonable allocation for the employees, facilities and other overhead.
In the event that the Service is terminated, the Fees payable will be apportioned based on the number of unpaid days as of the date that such Service is terminated.
     3.2 Payment Procedures. If Fees are payable pursuant to Section 3.1 (b):
               (a) Service Provider shall invoice Service Recipient on a monthly basis for all Fees accrued with respect to the prior month. Fees shall be payable by Service Recipient within thirty (30) days after Service Recipient’s receipt of an invoice (the “Due Date”). All amounts (i) payable pursuant to the terms of this Agreement shall be paid to Service Provider as directed by Service Provider, and (ii) due and payable hereunder shall be invoiced and paid in U.S. dollars, except as may be expressly provided in any relevant Schedule. A Service Recipient’s obligation to make any required payments under this Agreement shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim, however arising. If any payment is not paid when due, the Service Provider shall have the right, without any liability to the Service Recipient, or anyone claiming by or through the Service Recipient, upon thirty (30) days’ notice, to cease providing such Services for which payment was not received, which right may be exercised by the Service Provider in its sole and absolute discretion.
               (b) Interest. Subject to the provisions of Section 3.2, amounts not paid on or before the Due Date shall be payable with interest, accrued at LIBOR plus 50 basis points (the “Default Interest Rate”) (or the maximum legal rate whichever is lower), calculated for the actual number of days elapsed, accrued from the Due Date until the date of the actual receipt of payment.
               (c) Disputes. In the event that Service Recipient disputes the accuracy of any invoice or portion thereof, Service Recipient shall provide Service Provider on or prior to the Due Date written notice of the disputed amounts, together with a statement of the particulars of the dispute, including the calculations with respect to any errors or inaccuracies claimed. Should Service Recipient fail to provide evidence of the invoice errors claimed on or before the Due Date, the disputed amounts shall be owed with interest at the Default Interest Rate from the Due Date until payment is received. Should Service Recipient provide the required information on or before the Due Date, Service Provider shall make a determination on the dispute no later than thirty (30) days from the Due Date. If Service Recipient has (i) underpaid the amount actually due, Service Recipient shall remit to the Service Provider, within five (5) Business Days after receipt of the determination from Service Provider, any amount due plus interest at the Default Interest Rate from the Due Date until paid, or (ii) overpaid the amount actually due, Service Provider shall remit to Service Recipient, within five (5) Business Days after determination of such overpayment, any refund plus interest at the Default Interest Rate on such refund from the date Service Provider received the overpayment until refunded. Notwithstanding any disputed invoice or portion thereof, Service Recipient shall nevertheless pay when due any undisputed amount of such invoice to Service Provider.
     3.3 Taxes. If any Governmental Entity shall impose a tax on the Services rendered to a Service Recipient or its Subsidiaries by Service Provider hereunder, Service Recipient agrees to pay, or remit to Service Provider so that Service Provider may pay, the amount of such tax imposed now or in the future on the Services rendered to Service Recipient or its Subsidiaries by Service Provider under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Service Recipient shall have no liability for, and shall not be obligated to pay for, any property taxes of any kind or type applicable to the property of Service Provider or any of its Subsidiaries or any income taxes of any kind or type applicable to the income of Service Provider or any of its subsidiaries, except as may be expressly provided in any relevant Schedule.
     3.4 Expenses. In addition to the payment of all Fees, at the end of each month during the Services Term, Service Recipient shall reimburse Service Provider for all reasonable out-of-pocket costs and expenses incurred by Service Provider or its Affiliates in connection with providing the Services (including all travel-related expenses) to the extent that such costs and expenses are not reflected in the Fees for such Services. Any travel-related expenses incurred in performing the Services shall be incurred and charged to Service Recipient in accordance with Service Provider’s then applicable business travel policies.
4. Services Term; Termination.
     4.1 Services Term. The performance of the Services shall commence on the Distribution Date and, unless earlier terminated pursuant to Section 4.2 or 4.3, shall terminate on the earlier of (i) six (6) months from the date hereof, subject to one renewal period up to six (6) months upon the terms as mutually agreed by the Parties in accordance with section 2.7(b), or (ii) such earlier date as may be expressly provided for in the relevant Schedule (the “Services Term”).
     4.2 Termination. The obligations under this Agreement may be terminated prior to the expiration of the relevant Services Term only as follows:
     (a) by Service Recipient, at its sole discretion, upon prior written notice to Service Provider;

     (b) with respect to the CPEX Services, by CPEX upon the prior written consent of Bentley;
     (c) with respect to the Bentley Services, by Bentley, at its sole discretion, upon prior written notice to CPEX;
provided that, in Sections 4.2 (a), 4.2 (b) and 4.2 (c) above (i) unless otherwise agreed upon in writing by the Parties, the termination will be effective as of the last day of the calendar month immediately following the calendar month in which such termination notice is provided, and (ii) the terminating Party, shall reimburse the non-terminating Party for any and all out-of-pocket costs and expenses incurred as a result of the early termination as compared with the expiration of the relevant Services Term, including without limitation, internal demobilization or incremental, unplanned severance costs, and early termination fees and other costs incurred in order to terminate or reduce the level of services provided under this Agreement (the “Reimbursement Amount”). The Reimbursement Amount shall be due and payable within thirty (30) days of the terminating Party’s receipt of the invoice, if any, providing the Reimbursement Amount from the non-terminating Party.
     (d) with respect to all Services included in any Services Group with respect to which there is a breach, by the non-breaching Party if the other Party fails to observe or perform in any material respect any term, obligation, or condition of this Agreement and the defaulting Party does not cure such failure within thirty (30) days after written demand by the first Party, provided that if the defaulting Party begins promptly and diligently to cure such breach in accordance with this provision and such breach is not capable of being cured within such 30-day period, the defaulting Party shall have up to an additional thirty (30) days to cure such breach if it demonstrates that it is reasonably capable of curing such breach within such additional thirty (30) day period;
     (e) with respect to the entire Agreement, by either Party if the other Party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or rearrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against such other Party and is not dismissed within thirty (30) days after the filing, or if a receiver or trustee is appointed for all or a material portion of the property or assets used by the other Party to perform Services hereunder; or
     (f) with respect to all Services included in any Services Group that is adversely affected by a Force Majeure, by either Party if Service Provider fails to perform in any material respect its obligation to perform any Services within such Services Group as a result of circumstances of Force Majeure and such Force Majeure continue to exist for at least sixty (60) consecutive days.
     4.3 Rights and Obligations Upon Termination. Upon expiration of the Services Term or in the event of a termination pursuant to Section 4.2, no Party, nor any of its Affiliates, shall have any liability or further obligation to any other Party or any of its Affiliates pursuant to this Agreement, except: (i) that the provisions of Sections 3 (to the extent of amounts accrued thereunder through the date of such expiration or termination), 4, 5, 6, 9, 11, 12, 13, 14 and 15 (as well as in each case associated defined terms) shall survive any such expiration or termination and not be extinguished thereby; and (ii) any Party nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by the other Party of any agreement, covenant, representation, warranty, or indemnity contained in this Agreement that occurs prior to such expiration or termination.
5. Return of Leased Property or Licensed Software.
Service Recipient shall be liable for all costs and expenses incurred by Service Provider or any of its subsidiaries resulting from any delay or failure of Service Recipient to return to Service Provider or any licensor, as applicable, any leased property or licensed software that is included as part of the Services provided to such Service Recipient upon (i) the termination of the relevant Services as provided herein, or (ii) the expiration of the term of the applicable lease or license, provided that Services Provider has provided Service Recipient with at least sixty (60) days prior written notice of such expiration.
6. Distribution Date.
This Agreement shall be effective as of the Distribution Date.
7. Internal Controls and Procedures
In addition to the record retention requirements of the Separation Agreement, with respect to the Services for which each Service Provider is responsible, such Service Provider shall maintain and comply with such internal controls and procedures as are necessary to comply with the Sarbanes-Oxley Act of 2002 or as otherwise agreed by the Parties to be implemented by the Parties to comply with internal controls and procedures or applicable Law. In the event a Service Recipient requires a change to the internal controls or procedures, or requires the implementation of additional internal controls or procedures, related to the Services required to be provided to such Service Recipient in order for such Service Recipient to comply with changes to applicable Law, Service Provider shall change or add to such Service Provider’s internal controls or procedures related to such Services as reasonably requested by such Service Recipient; provided, however, in connection with a Service Provider changing or adding to internal controls or procedures as required by the foregoing, Service Recipient shall pay for any and all additional costs and expenses associated with the implementation or maintenance of the applicable change or addition; provided, further, however, that if such change or addition is required for the compliance by both Parties with a Law applicable to both Parties, the Parties shall negotiate in good faith an equitable sharing of the costs and expenses associated with such change or addition.
8. Books and Records.
The Parties shall keep and maintain books, records, accounts and other documents sufficient to reflect accurately and completely the transactions conducted, and all associated costs incurred, pursuant to this Agreement. Such records shall include receipts, invoices, memoranda, vouchers, inventories, timesheets and accounts pertaining to the Services, as well as complete copies of all contracts, purchase orders, service agreements and other such arrangements entered into in connection therewith.

9. Compliance with Laws and Governmental Requirements.
Each Party shall be responsible for compliance with all Laws affecting its Business. Each Service Recipient shall be responsible for any use such Service Recipient may make of the Services to assist it in complying with applicable Laws. Each Service Provider shall comply with (i) all Laws applicable to the provision by it of the Services hereunder; and (ii) the accounting and reporting requirements of any Governmental Entity having jurisdiction over it or any member of its Group with respect to their respective activities related to such Service Provider’s performance of the Services.
10. Disclaimer and Limitation of Liability.
     (A) EACH PARTY ACKNOWLEDGES AND AGREES (I) THAT ALL SERVICES ARE PROVIDED BY SERVICE PROVIDER ON AN “AS IS” BASIS, AND (II) THAT NEITHER SERVICE PROVIDER NOR ANY MEMBER OF ITS GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES, WHETHER STATUTORY, EXPRESS, OR IMPLIED, TO SERVICE RECIPIENT OR ANY OF ITS AFFILIATES WITH RESPECT TO THE SERVICES, ANY EQUIPMENT OR MATERIALS PROVIDED UNDER THIS AGREEMENT, OR OTHERWISE HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.
     (B) NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE, LOSS OF BUSINESS, LOSS OF USE OR OF DATA, INTERRUPTION OF BUSINESS OR OTHERWISE) RESULTING OR ARISING FROM THE SERVICES, ANY PERFORMANCE OR NONPERFORMANCE OF THE SERVICES OR TERMINATION OF THE SERVICES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES RELATE TO A CLAIM FOR INDEMNIFICATION PURSUANT TO ARTICLE XI, A BREACH OF ANY OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT OR THE SEPARATION AGREEMENT, OR FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SERVICE PROVIDER OR ITS AFFILIATES.
11. Indemnity.
     (a) Service Recipient Indemnity. Service Recipient hereby agrees to indemnify, defend and hold harmless Service Provider and each of its Affiliates from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorneys’ fees and costs and expenses related thereto) suffered or incurred by Service Provider or any of its Affiliates as a result of or in connection with any third party claims arising from Service Provider’s or any of its Affiliates’ performance of the Services hereunder, except to the extent such third party claims are based in whole or in part on Service Provider’s or any of its Affiliates’ fraud, gross negligence or willful misconduct in performing the Services.
     (b) Service Provider Indemnity. Service Provider hereby agrees to indemnify, defend and hold harmless Service Recipient and each of its Affiliates from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorney’s fees and costs and expenses related thereto) suffered or incurred by Service Recipient or any of its Affiliates as a result of, or in connection with, any third party claims to the extent caused by the fraud, gross negligence or willful misconduct of Service Provider or any of its Affiliates in performing the Services. In no event shall the aggregate liability of Service Provider and its Affiliates to Service Recipient and its Affiliates, for any damages concerning Service Provider’s or its Affiliates’ or subcontractors’ performance or nonperformance of the Services or any other matter arising out of, or related to, this Agreement (regardless of whether any such claim for such damages is based in contract or in tort) exceed the amounts actually paid to Service Provider by Service Recipient pursuant to this Agreement.
     (c) Procedures. Any claim for indemnification under this Section 11 shall be governed by, and be subject to, the provisions of Article V of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article V as incorporated herein shall be deemed to be references to this Agreement.
12. Dispute Resolution.
Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Dispute”), shall be governed by, and be subject to, the provisions of Article IX of the Separation Agreement, which provisions (and related defined terms) are hereby incorporated by reference into this Agreement.
13. Property Rights; Trademark License.
     13.1 No Transfer. The Parties acknowledge and agree that nothing in this Agreement is intended to transfer any right, title, or interest in and to any tangible, intangible, real or personal property (including any and all intellectual property rights). Notwithstanding any materials, deliverables, or other products that may be created or developed by Service Provider or its Affiliates from the date hereof through the expiration or termination of the Services Term, Service Provider does not hereby convey, nor does Service Recipient nor any of its Affiliates hereby obtain, any right, title, or interest in or to any of Service Provider’s or any of its Affiliates’ equipment, materials, deliverables, products, or any other rights or property used to provide the Services. All customer and personnel data, files and input and output materials and the media upon which they are located that are supplied by Service Recipient or any of its Affiliates in connection with this Agreement shall remain Service Recipient’s or such Affiliate’s property, respectively, and Service Provider shall not have any rights or interests with respect thereto.
14. Confidential Information.
Any Confidential Information received by either Party or its Affiliates from the other Party or any of its Affiliates in connection with this Agreement shall be governed by, and be subject to, the provisions of Article VII of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article VII as incorporated herein shall be deemed to be references to this Agreement.
15. Miscellaneous.
     15.1 Entire Agreement; Construction. This Agreement, the other Ancillary Agreements and the Separation Agreement (including the Exhibits and Schedules hereto and thereto) contain the entire agreement between the Parties with respect to the subject matter hereof, and shall supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement, the terms and conditions of the Separation Agreement (including amendments thereto) shall control.
     15.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when each counterpart has been signed by each of the Parties and delivered to the other Party.
     15.3 Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms.
     15.4 Expenses. Except as otherwise expressly provided in this Agreement or the Separation Agreement, the Parties agree that all out-of-pocket fees and expenses incurred and directly related to the transactions contemplated hereby shall be borne and paid by the Person incurring such fees or expenses.
     15.5 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:
To Bentley:
Attn: Richard Lindsay
Bentley Park, 2 Holland Way,
Exeter, New Hampshire, 03833
Telephone: (603) 658 6100
Facsimile: (603) 658 6101

To CPEX:
Attn: Robert Hebert
2 Holland Way, Exeter
New Hampshire, 03833
Telephone: (603) 658 6100
Facsimile: (603) 658 6101
Either Party may, by notice to the other Party, change the address to which such notices are to be given.
     15.6 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
     15.7 Amendments. Subject to the terms of Section 15.10, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
     15.8 Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided that a Party must assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all of the terms of this Agreement as if named as a “Party” hereto.
     15.9 Successors and Assigns. Subject to Section 15.8, the provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
     15.10 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and abandoned at any time prior to the Distribution Date by and in the sole discretion of Bentley without the approval of CPEX or the stockholders of Bentley. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Distribution Date, this Agreement may not be terminated except (i) by an agreement in writing signed by each of the Parties, or (ii) as expressly provided for in this Agreement.
     15.11 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution Date.

     15.12 Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
     15.13 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     15.14 Schedules. The Schedules are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
     15.15 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the State of Delaware.
     15.16 Consent to Jurisdiction. Subject to the provisions of Section 12, each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware (the “Delaware Court”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 12 or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Delaware Court for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 15.5 shall be effective service of process for any action, suit or proceeding in the Delaware Court with respect to any matters to which it has submitted to jurisdiction in this Section 15.16. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     15.17 Waiver of Jury Trial. SUBJECT TO SECTIONS 12 AND 15.16 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.17.
     15.18 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     15.19 Force Majeure. The Service Provider (or any Person acting on its behalf) shall not have any liability or responsibility to the Service Recipient for any interruption of Services or delay or failure to perform under this Agreement so long as and to the extent to which the interruption, delay or failure to perform results from Force Majeure. In such event, the obligations hereunder of the Service Provider in providing any Service, and the obligation of the Service Recipient to pay for any such Service, shall be postponed for such time as its performance is suspended or delayed on account thereof. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.
     15.20 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     15.21 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.
     15.22 References; Interpretations. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires:
          (i) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;
          (ii) references in this Agreement to Sections and Schedules shall be deemed references to Sections of, and Schedules attached to, this Agreement;

          (iii) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement; and
          (iv) references in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein.
     15.23 Status of Service Provider as Independent Contractor. Each Service Recipient expressly acknowledges that each Service Provider, its Affiliates, and each of their respective employees, agents, subcontractors and representatives are “independent contractors,” and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership, joint venture or other similar relationship between any Service Recipient and Service Provider, its Affiliates, or each of their respective employees, agents, subcontractors and representatives. In addition, each Service Provider shall have the authority and responsibility to elect the means, manner and method of performing the Services required to be provided by it under this Agreement. This Agreement shall not be interpreted or construed to create an association, joint venture, partnership, or agency between the Parties or to impose any partnership or fiduciary obligation or related liability upon any Party.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties caused this Transition Services Agreement to be duly executed as of the day and year first above written.

BENTLEY PHARMACEUTICALS, INC.

By:	/s/ James R. Murphy
Name:	James R. Murphy
Title:	Chief Executive Officer

CPEX PHARMACEUTICALS, INC.

By:	John A. Sedor
Name:	John A. Sedor
Title:	President and Chief Executive Officer
[Signature Page to Transition Services Agreement]